Exhibit 99.2


Operator

Good day and welcome, everyone to the Multimedia Games first-quarter fiscal year 2006 earnings call and webcast. Today's call is being recorded. (Operator Instructions). Now at this time, for opening remarks and introductions, I would like to turn the conference over to Mr. Clifton Lind. Please go ahead.

Clifton Lind, Multimedia Games - President & CEO

Thank you, Operator. I want to thank everyone for joining us on the call. With me today are Craig Nouis, Randy Cieslewicz, and Shannon Brooks.

The 2006 fiscal first quarter operating results are reviewed in today's news announcement, and we will provide some additional financial details on today's call. Q1 FY '06 revenues were $34 million, EBITDA was $18.5 million, and diluted earnings per share were $0.05, inclusive of a $0.02 charge for share-based payment expense.

Q1 FY '06 revenue was slightly lower than anticipated due to prevailing market conditions in Oklahoma, which led to a decline in the average hold per day for the month of December that was greater than expected. This decline was somewhat offset by a double-digit quarterly sequential increase in average hold per day in the charity markets we serve. Diluted earnings per share reflect the lower revenue and moderately higher-than-projected cost associated with the launch of new products.

Since our last call just two months ago, we have made progress towards our goal of achieving further revenue diversification through unit placements or agreements to place systems or units in three markets, thus providing further visibility to our expectations to generate growing and sustainable earnings throughout the balance of FY '06. I will review these developments shortly, after which time we will entertain questions. So, let's get started by having Julia Spencer review the Safe Harbor language.

Julia Spencer, Multimedia Games - Director of Corporate Publications

Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include "forward-looking statements" within the meaning of applicable securities laws. These statements represent our judgment concerning the future, and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially. Please refer to the "Risk Factor" section of our recent SEC filings.

Today's call and webcast may include "non-GAAP financial measures" within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website at www.multimediagames.com in the "Investor Relations" section. I will now turn the call back over to Clifton.

Clifton Lind, Multimedia Games - President & CEO

Thank you, Julia. During FY `05 and in Q1 FY '06, we made meaningful investments in both R&D and product and market development to position us to enter new markets. We believe we have now reached an inflection point whereby the Q1 results will be the low point in our operating results for fiscal 2006.

With the Company's recent progress in entering new markets in Alabama, Iowa, and Minnesota, combined with innovative new product offerings for existing markets, we believe Multimedia will begin to generate quarterly sequential improvements in financial results. We're on target to achieve our FY '06 goal of additional meaningful revenue diversification, driven by new market and jurisdictional opportunities that could lead to the placement of a large number of net new player terminals.

Based on the developments of the past two months and our expectations for initial news soon on new market opportunities, the past quarter will, in my view, prove to have been transformational for Multimedia Games.

At this time, Craig will provide some additional insights to the Q1 FY '06 operating results. Then I will review our existing and new markets and the outlook for further unit placements in FY '06. Craig?

Craig Nouis, Multimedia Games - CFO

Thank you, Clifton. We provided details on our operating results in this morning's press release, so let me take a few moments and review some of the additional items. As noted in our press release this morning, we reported a quarterly sequential decline in total revenues of approximately 7.6%. This decrease was primarily the result of a decline in Class II revenues of $2.3 million as a result of a lower average number of player terminals and a lower average hold per day. In particular, our hold per day for Class II games declined in September(1) to its lowest monthly average in nearly one year. The decline in hold per day for December was unanticipated based on seasonal trends from last December, and was the primary reason for operating results that were below our guidance for the first quarter. We have, however, experienced a significant increase in our hold per day for the month of January.

-------------------------------------

(1) Mr. Nouis misspoke during this sentence of the teleconference. He intended to refer to the month of December rather than September.


On a sequential quarterly basis, SG&A for the December 2005 quarter declined approximately $160,000 to $16 million. Included in the December 2005 SG&A expense is approximately $680,000 for share-based compensation expense, resulting from our adoption of SFAS 123(R) to account for our stock options. The increase in compensation expense was almost entirely offset by a decrease in legal and professional fees and service and maintenance fees related to our rental pool.

Depreciation and amortization expense declined slightly by approximately $150,000 on a sequential quarterly basis. Based on our projected capital expenditures for upcoming quarters, we expect the recent quarterly trend for a relatively flat depreciation and amortization expense to continue.

Our cash position at December 31, 2005 increased $5.5 million from September 30,2005, reflecting cash flow from operations of approximately $14.7 million, partially offset by advances of $5.9 million related to development agreements. In addition, we collected $2.8 million of receivables under development agreements. During the quarter, we had net borrowings under our revolving lines of credit of approximately $9 million. Finally, during the first quarter of fiscal 2006, we purchased approximately 103,000 shares of treasury stock for a total cash consideration of approximately $1.1 million.

Accounts receivable decreased $6.1 million, to $12.7 million as of December 31, 2005, from $18.8 million as of September 30, 2005, due in part to a collection of $4 million of the outstanding balance for the Israel Lottery System, which has reduced our receivables to be in line with historical levels. Of the $5.9 million advance for development agreements for the December 2005 quarter, $2.0 million was recorded as notes receivable and $3.9 million was recorded in intangible assets. Primarily as the result of these advances, intangible assets have increased from $53.7 million as of September 30, 2005, to $56.3 million as of December 31, 2005.

As a reminder, we amortize intangible assets related to the development agreements over the life of the contract, which is typically 6.75 years. The amortization for accretion of these contract rights is offset against revenues, and can be found as a reconciling item in our cash flow statement and our EBITDA reconciliation. Under the purchase terms of a vendor contract, during our first fiscal quarter we purchased 1,125 player terminal [cabinets], and will purchase an additional 500 player terminals during the balance of fiscal 2006.

Let me take a moment to review our expected capital requirements for the remainder of fiscal 2006. Our expected capital requirements consist of our maintenance CapEx, our committed purchases of player terminals, and our advances under development agreements. As previously discussed, we expect our maintenance CapEx to be approximately $4 million to $7 million per quarter or $12 million to $21 million for the remainder of the year. In addition, we will spend approximately $1.8 million for player terminal purchases in our fourth fiscal quarter. Also, over the next 9 to 12 months, we expect to advance approximately $30 million towards development projects; of which approximately $9 million will be set up as a receivable and the remaining $21 million will be recorded as contract rights or intangible assets.

Finally, effective October 1, 2005, we adopted SFAS 123(R) in accounting for our stock options, and have elected to use the Black-Scholes model. The impact on our diluted earnings per share for the first quarter for this expense was $0.02 per share. I will now turn the call back over to Clifton. Clifton?

Clifton Lind, Multimedia Games - President & CEO

Thanks, Craig. Our ongoing investments in R&D to support technological innovation, and in legal and professional services to facilitate entering new markets remain the cornerstone of our ability to achieve future growth, which we believe will be achieved through the following: First, through growth in revenue diversification opportunities, such as the Alabama promotional sweepstakes, the Iowa TouchPlay System and the Minnesota linked bingo markets; Second, through new charity, sweepstakes, promotional, amusement with prize, lottery-related products, and systems opportunities; Third, through a new platform and new content that update our offerings in both the Alabama charity market and the Oklahoma markets, [content] that we believe will increase the hold per day and terminal placements; and Fourth, through new opportunities in Native American gaming and the commercial charity markets, driven by our new server based and stand-alone products developed for these markets.

Last quarter, we indicated that late in Q1 `06, we would introduce our promotional sweepstakes system in Birmingham and that early in calendar 2006, we would begin to place units in service in Iowa. The Iowa units are now being installed throughout the state, and [the facility in] Birmingham [Alabama] is scheduled to be operational again later this month. Based on the demand for our products in these markets, and our anticipated additional placements in other markets, we will begin to reduce the number of player terminals on hand and in storage throughout FY '06.

The new placements in FY '06 to date, combined with commitments for additional units in some current markets, and opportunities to quickly enter additional new markets will result in a significant shift in our revenue mix. And because a large number of the player terminals on hand are already subject to depreciation, we've placed these units in revenue; they will add to earnings in a dramatic way.

In late December, as the system provider for the Birmingham Race Course, we introduced our new promotional sweepstakes system. In addition to developing and providing this system, we delivered video sweepstakes revealers on which patrons may see their sweepstakes result revealed in an entertaining fashion. The computer center and our sweepstakes systems were developed to increase the activity at that facility as well as to promote the products and services that are currently offered there. The sweepstakes system was installed in mid-December but was in operation for less than six full days in Q1, and has not operated at all in Q2 to date.

Last month, an Alabama state district court reviewed the applicable laws and determined that the operator could legally offer this form of promotional sweepstakes. As a result of this favorable ruling, the operator's current plans are to reopen the center and the promotional sweepstakes before the end of the month. Accordingly, we believe the outcome of the court case will result in this installation beginning to contribute to our results before the end of Q2.

Having established the core technology for this complex system, we can now quickly adapt this system to amusement with prize and other forms of promotional games for other markets. On our last call, we reported that our entry into the Iowa Lottery market was imminent, and we expected to have one of the state's most advanced and popular offerings. Initial placements in Iowa are ongoing, and we have placed approximately 200 units to date, with customer commitments for a large number of additional units. I'm pleased to report that our Iowa systems are performing well, and our goal to have a large number of terminals installed by the end of this year is obtainable, with expectations for additional placements thereafter.

Minnesota regulators recently approved our license, which allows us to place a variation of our MegaBingo product--a linked, closed-circuit, televised bingo game--at charity bingo facilities in that jurisdiction, and we expect to do so within the next 90 days.

In Oklahoma, improvements in our hold per day and placements will be driven by three initiatives: First, we continue to slowly convert Class II games to games approved for operation under the compact. Though the installed base remains relatively small and at this time they are located in only a few small facilities, these games played under the compact continue to gain a loyal following, although we have not yet begun to realize a material benefit to our results. Second, for facilities not yet converting to games played under the compact, we recently began introducing a new platform and content for a mechanical reel version of our Reel Time Bingo game, which is competing well against the other games now offered in the market by a majority of our competitors. We plan to follow the mechanical reel variations of this new platform with a video reels offering in the immediate future. Third, with our steadily increasing ability to interface with other vendors' back-office systems, we expect soon to begin placing units in some facilities in large metropolitan areas where we have previously had placements, some of which have been renewed because we hadn't yet committed to interface with other vendors' back-office systems.

In Alabama, as noted earlier, we achieved a meaningful quarterly sequential increase in charity revenue during the December quarter. We're also beginning to update our offerings with the release of a new platform and new content. We expect that this will lead to further improvement in the hold per day and player terminal placements in the Alabama charity market throughout FY '06.

In addition to the progress we will make this quarter, we believe that there will be additional diversification opportunities in the back half of FY '06, with further installations in these and other new markets. Furthermore, the New York Lottery video market is moving ahead, and the installed base will soon be up to a level where we will not only break even but will also see contributions to our earnings per share. It is not necessary to make significant capital expenditures in our New York Lottery System to accommodate an expected significant expansion by both existing operators and by those tracks that are still to come online.

As we have previously noted and expect in the future, we expect to allocate cash to the following: Reducing borrowings under our revolving [line of] credit; share repurchases; and investments in new markets and technology, which allow us to further extend our long-term diversification and growth potential. We continue to evolve and innovate our technology solutions for product introductions into new, emerging markets, and we have expense control programs in place. Together, these factors should drive higher earnings in fiscal 2006 over and above what we had in fiscal 2005. Now, Operator, let's open the floor to questions.

Questions and Answers

Operator

(Operator Instructions). David Bain, Merriman Curhan Ford & Company.

David Bain, Merriman Curhan Ford - Analyst

Guys, can you give us a little color with respect to yesterday's letter from shareholders speaking to proposals to increase shareholder value? I guess in essence, maybe some broad sketches as to what the proposals may have been or if any of them will hit the upcoming proxy? I don't think we have a proxy out yet, do we?

Craig Nouis, Multimedia Games - CFO

No, we don't, David.

Clifton Lind, Multimedia Games - President & CEO

David, yes, we'll be glad to. In September, there were a number of proposals which were made. In the normal course of business, we went through our stated procedures of reviewing those, procedures that [involve] immediately carrying them to the Board of Directors. The Board asked that some additional research be done on those, which we conducted. Those proposals, which were primarily financial in nature, were reviewed by the Board in a thorough manner.

In addition, we received last Thursday--by fax Thursday afternoon--the letter. We then received the original on last Friday. At that time, we followed our normal procedures and put the two new questions--the only two new questions that were in that letter--on the agenda for the next Board meeting that we're going to have. And I don't need to go into detail and won't go into detail about the nature of the specific proposals.

But, I just want to say it's our--we take all investor communications and suggestions seriously, as does our Board of Directors, particularly the four independent directors. We followed procedures, had them reviewed, as will the two new suggestions that were in this letter regarding an expanded Board and the fact that the Board should review the possibility of strategic alternatives to what were presented in the prior three questions (multiple speakers). So the Board takes that very seriously, pursues it very seriously. Management promptly supplies it to the Board, and we will continue to do so.

David Bain, Merriman Curhan Ford - Analyst

With respect to guidance for the second quarter, you're sequentially higher from the first quarter. You also note in your press release, this is sort of what you view as an inflection point, where we will begin to see sequential quarterly improvements from here. I know you guys do a lot of work in providing guidance; there's a lot of moving parts. But, can you give us a sense of your confidence in looking forward at least towards the second quarter and maybe beyond compared to your confidence with respect to your last guidance that you issued?

Craig Nouis, Multimedia Games - CFO

You know, David, the--in terms of this past quarter like I mentioned in my transcript, that you know, we had a very unexpected decline in our hold per day for the month of December. If you go back to last year, we have actually seen improvements in our hold per day from November to December. And this December, like I mentioned, was unexpectedly the lowest hold per day month for us in over a year.

On the flip side, and [what] I'm encouraged about for this current quarter that we have given guidance on is that we had a very good month of January from a hold per day perspective. It probably increased over our December levels somewhere in the neighborhood of 10%. We are still working on our reconciliations, but that's what I'm fully expecting. So far in February, our hold per day has continued to hold pretty steady.

If you combine the trends that we have--the very favorable trend that we have so far in this quarter with the fact that we now understand the placements in the Iowa market and now that the units in Birmingham can be turned back on before the end of this quarter, you know we fully expect to be able to hit the guidance for this current quarter. Also, keep in mind for last quarter, we had in there for what is probably the best week of the year, the year between Christmas and New Year's, we were not running the sweepstakes system in Birmingham, which had an impact on us for that quarter also. So anyway, all of that considered, we feel very confident in this current quarter.

David Bain, Merriman Curhan Ford - Analyst

(Multiple speakers) Just a final question: We were pretty excited given the leverage in your model at the prospect of increasing hold per day with the new Class II platform that you spoke about, and were kind of expecting some of that to be switched out during the first quarter. Is that still an initiative? I know you spoke about it a little bit. But is that definitely going to happen in the second quarter? And are we--can you give us a little detail on how that will operate, what makes it different than what's currently out there as you are offering the Class II?

Clifton Lind, Multimedia Games - President & CEO

Okay. At first, let me say that because of the rather large and complex system that was installed in Birmingham, some of the resources that otherwise would have been working with our facilities in the charity market and the Class II market, some of our resources were put on that specific opportunity. In addition to that, to understand why we didn't have more of that during this quarter, most operators, because of vacation time during December, are loath to do major conversions. And to operate the new platform, we need to convert the remaining facilities that are not yet on the Gen5 operating system to the Gen5 operating system. And so, conversions that we had planned for early December, by request of our customers, were delayed until this quarter. So, that is the reason that we didn't see more of this new platform deployed in the month of December.

What makes this platform and the content better, we believe, than our current offerings is driven by two things. First, because of what has been long rumored to be the pending conversion to games played under the compact, we have not been releasing new content in either the Class II market, and then therefore did not release new content under the Gen4 system for the Alabama market. Since the conversion to games under the compact in Oklahoma has been delayed so long, we made the decision back in September to go ahead and focus on getting new games released under the Reel Time Bingo 1.2 system and the 2.0 system, and the 2.1.1, or just having that new content come through the pipeline to be through test and be through customer testing. So, that is, as you know, in the software development business, and the game and content development business, a process that includes a lot of testing, and we don't rush those things out into the market until we've done an adequate job testing those.

The second thing is, the platform that we had been using in some cases, the player terminals that are in the facilities are four to five years old and have not even been given a facelift, much less a major overhaul. We're going to be, over the next year, doing a major overhaul of all of our player stations in any bingo markets, which will change both the form and the method of communicating with the player for player tracking and for live ball call notification. And that will enable us to take more of the player stream and devote it to the entertaining display of the game.

In addition, most of our customers use a "currency in/ receipt out" as opposed to a "ticket in/ticket out" or plastic card system. So, in those facilities where we are not the dominant provider, where nearly everyone is using the plastic card as the currency, we are disadvantaged because players have to go seek out the players' club desk and get a card. For the casual players who walk into the casino for first time, they can't just walk up to our machines and put money in. Our bill acceptors will reject it if they don't have a players' card.

So, we will be converting all of our player stations in the next year to currency in/ receipt out in those facilities where we don't dominate and in addition in any facilities where we now--they request that we go to the "ticket in/ ticket out" intellectual property pool type of currency application, we will be going to that. So, in all those locations, casual players can do the same thing they can with every other vendor's machine and walk up and just put money in our machine.

Finally, we have not had any interfaces to any other vendors' back-office systems. And we have lost some placements and some commitments for new business because we didn't have these interfaces complete. In the next 90 days, we will have our interfaces to the major protocols completed and installed in the initial locations. And then, we will begin a process of working with our test merchant if they wish us to do so in interfacing at other locations. So, that will open up the door for us to both enter new facilities in some markets where we have been precluded because we could not seamlessly interface to the back-office systems. And it will let us get back in some facilities where we have had equipment taken out because we did not interface. So, we feel that the completion of those interfaces is a major accomplishment for us, and we think that we will start seeing some benefits from that this quarter.

David Bain, Merriman Curhan Ford - Analyst

Does it address by any chance or is it a solution to the multiple-daub issue that you are facing right now, in say, Oklahoma?

Clifton Lind, Multimedia Games - President & CEO

David, we are going to continue to run our Class II games in the current multiple-daub format, even though not every vendor does that. It's our view that that is consistent with what most of the regulators, both tribal and the federal regulators, expect for Class II gaming. And so, we will be sticking with that.

Operator

David Katz, CIBC World Markets.

David Katz, CIBC World Markets - Analyst

A couple of quick ones. Craig, in your comment, you mentioned maintenance CapEx would be between $4 [million] and $7 million a quarter. I think you said $12 [million] to $21 [million] annually. That sounds like a bit of a big range. Why the big range?

Craig Nouis, Multimedia Games - CFO

A lot of that just depends on whether or not we have any programs in place to let's say, upgrade all of the--a lot of the monitors or bill acceptors and stuff like that. So anything in periods or quarters in which we do not have big upgrade projects in the works, it will be at the lower end. And the periods in which we have a lot of projects in place, it will be in the higher end.

David Katz, CIBC World Markets - Analyst

That's for the remainder of this fiscal year?

Craig Nouis, Multimedia Games - CFO

That is correct.

David Katz, CIBC World Markets - Analyst

Clifton, can we get an update? You mentioned the Minnesota market in the release. Can you give us the latest there?

Clifton Lind, Multimedia Games - President & CEO

Well, we have been--our license has been approved. We have employees and distributors in place. We have orders for installation, and we will begin installation this quarter. And, as we said, this is a closed-circuit broadcast, high-stakes bingo offering; one which we first put a similar game using older technology in play back in the `80s. This is still a popular game in certain jurisdictions, and we are excited about entering this market. We think it has great potential for us, both for the initial product and for follow-on electronic bingo products.

David Katz, CIBC World Markets - Analyst

Sorry if I missed it; but how many units is it that you have on order? Have you disclosed that?

Clifton Lind, Multimedia Games - President & CEO

We have not disclosed that.

David Katz, CIBC World Markets - Analyst

Have you talked at all about sort of what the pricing model is in that market?

Clifton Lind, Multimedia Games - President & CEO

It is a revenue share model that's similar to the pricing in other markets.

David Katz, CIBC World Markets - Analyst

Last one on Iowa. Clifton, I think you mentioned you have a couple hundred in there and a backlog for more. Have you talked at all about what kind of additional orders you are expecting or additional placements you expect there?

Clifton Lind, Multimedia Games - President & CEO

We've not given any specific information other than to say we think that there will be a large increase in our number of placements. As you know, there are some initiatives looking in Iowa, looking at the TouchPlay system. So it's sort of speculative to give specific numbers, David. Just let me say we have a very sizable backlog. But as anyone who has been following this market understands, it is being reviewed right now by the legislature. And so, I just don't choose to publicly speculate on numbers, because there may be legislative initiatives beyond our control that impact those numbers. But, let me say that the backlog is sizable, and we are thrilled with the performance of the initial installations.

David Katz, CIBC World Markets - Analyst

The last one and then I will give somebody else a chance here. But, you mentioned and I do have--we are modeling you to generate some free cash. You talked about investing in the business, debt paydown and share repurchase. Can you sort of give us a little bit of color about which of those you might favor, or how we might portion some of that free cash out?

Craig Nouis, Multimedia Games - CFO

David, I think the quick answer to your question is no. Every month, management looks at its opportunities in the new markets. And we're not going to cut back under any condition our commitment to R&D and to new market development. Depending on how quickly some of our domestic and international opportunities develop, that will sort of dictate how much money we invest in these new markets and the new products. And that's going to receive the number one priority.

Other than that, you know that we believe that at current prices, our stock is--it is in the interest of our shareholders to be active in a repurchase program. And to the extent that the opportunity to expand into new markets and bring out new products does not take a precedent over that, we will do that. We are under no pressure to make any reduction in our bank debt. However, we are debt averse, and believe that more companies get in trouble with debt than benefit from it. We are self funding at this point, except for the investments we continue to make in the remaining development opportunities for one customer, and which we intend to continue to make. So, you know, our priorities are focused on revenue investments that let us enter new markets and continue our revenue diversification program.

Operator

David Vas, Banc of America.

David Vas, Banc of America - Analyst

Say Clifton, could you simply review the revenue model again for Iowa and Alabama? Are you selling and then receiving in recurring revenues, or are you simply taking full recurring revenues?

Clifton Lind, Multimedia Games - President & CEO

Alabama is full recurring revenues. In the Iowa market, it was established by the prior vendors there as a combination of an initial sale and a recurring revenue, thereafter a smaller recurring revenue. And so, we match all of the programs that are offered by the other vendors. But we also give a full recurring revenue model where the operators are not forced to buy. And I think we're going through in that market some of the situation that we went through several times in the Class II market, where the customers who stepped out there and bought the initial products are now finding that they are not competitive with the newer products that are in the field. So I think that market is a little bit technology driven at this time, and we might see more of that stay with a recurring revenue model until it sort of settles out. Right now, we have both--we have four different models that are in place in Iowa, and we expect to keep all four of those models in place.

David Vas, Banc of America - Analyst

Between Iowa and [the] Alabama sweepstakes, what kind of confidence do you have at this point knowing what the legislature is looking at in Iowa, and what possibly the legislature might be looking to do in Alabama? What kind of confidence do you have that, let's say, you know, a year or two out from now, that these units are actually going to still be out there in the field?

Clifton Lind, Multimedia Games - President & CEO

Well, it's a dangerous thing for anyone to predict what regulators and legislators are going to do. But, we very carefully studied both of these markets. There are not any new adverse initiatives that we did not anticipate. And if we did not think both of these units were going to be in the market for a significant period of time, meaning a number of years, we would not have made the initial investments in this market.

And to date, the markets have unfolded and the legislative initiatives have unfolded as we expected. So, we maintain our level of confidence that we had after a long period of study in the decision to initially go into these. You may find that there are caps put in place in these markets. And you know, it is quite possible that's a more likely outcome than it is that legislation will be changed so that these systems can't play at all.

David Vas, Banc of America - Analyst

In Oklahoma, you guys are spending some money on your existing Class II platform to bring it up, I guess, to competitive standards. Given that, can you talk about what the latest is in the update from the [Department of Justice] and the [National Indian Gaming Commission] on Class II?

Clifton Lind, Multimedia Games - President & CEO

Sure. I think there is absolutely no question, particularly because of very public scandals, that there continues to be a high level of interest within the DOJ and Congress to look into the initiative that was announced by DOJ at the last gaming show for the revision of the Johnson Act.

NIGC continues to discuss with the tribes, in consultation, changes that might take place in [the Indian Gaming Regulatory Act], including some expanded definitions which would bring clarity to the area of Class II gaming. Obviously, the tribes have strong feelings on this issue, driven by sovereignty issues and agreements that they thought were the fundamental basis of the Indian Gaming Regulatory Act of 1988. So, I think there will be a very heated and much debate and much controversy over both the DOJ's attempt and the NIGC's redefinition. I think in all cases, there are people in good faith who feel strongly about their different positions. And we will always do what we're doing today or whatever the rules change to, we will, as a public, licensed company, we will only stay on what we believe is the right side of the bright line about what the regulators and the law says legal gaming is in any jurisdiction.

So I think that there will be efforts to pass legislation, and there will be efforts to defeat legislation. Who the winner is going to be on both of those issues is something that it just--my opinion on is of very little value.

David Vas, Banc of America - Analyst

Fair enough. Last thing, can you help draw the line at least for me from a modeling standpoint between R&D expenditure and capitalized software?

Craig Nouis, Multimedia Games - CFO

In terms of what we capitalized, the accounting literature is very clear in terms of what you can capitalize and what you cannot from a capitalized software perspective. First, the project has to be a feasible project. So, we first get past that point in time and if everything is expensed up until that point in time from a development standpoint, also once the project is substantially complete and basically turned over to test, we stop capitalizing it and begin expensing all of the testing--the results of the system that we're testing. So when you look at the overall picture, there's still what we would consider to be more as being expensed rather than capitalized in terms of our developers' times and efforts.

David Vas, Banc of America - Analyst

But I guess, I mean, when you are creating new platforms or looking at sweepstakes or something, is the process to capitalize all the sweepstakes development and then amortize it through R&D? Or are they two separate things?

Craig Nouis, Multimedia Games - CFO

They are two separate things. I mean, a lot of times what happens with the way that our systems are architected is that we build off of other systems in some cases. And so, any of the incremental costs that can be directly attributable to the new system would be also capitalized.

Operator

Nic Vanbroekhoven, Le Foyer Asset Management.

Nic Vanbroekhoven, Le Foyer Asset Management - Analyst

I've been following your company for a couple of quarters now. I would like to echo some of the concerns that were in the media and also yesterday one of the larger shareholders. Every quarter, what seems to be the problem? You say you have substantial and large opportunities, but nothing ever materializes. And your earnings have been decreasing quarter after quarter after quarter. Now you say, you know, it's the inflection point, but what should we be looking at? What is an inflection point? Is this from [a] $0.05 EPS quarter to $0.06 next quarter? Or are you anticipating a lot more real improvements, because it just seems to be dragging on and dragging on; nothing ever materializes. If you [could] just comment on what we shareholders should be looking for and how you management are going to address the ever-declining EPS and the revenue numbers.

Clifton Lind, Multimedia Games - President & CEO

So, I appreciate your comments. Would you restate your question?

Nic Vanbroekhoven, Le Foyer Asset Management - Analyst

Well, my question is, how management is going to address the ever-declining revenue and EPS numbers in a real material way and not just saying that some potential large things are in the future, because they have been for every quarter [in] the last year and a half?

Clifton Lind, Multimedia Games - President & CEO

First let me say, I don't agree with your characterization that there have been [declines] for every quarter in the past. And I think we've made clear how management is addressing the growth opportunities, and that is by continuing to invest in market development and product development. And that, as I said earlier in my statement, will continue to be the cornerstone of management's approach to open up new markets and diversify.

Operator

William Lerner, Prudential.

William Lerner, Prudential - Analyst

A couple of questions for you. One, can you talk just a little bit about or bring us up to speed on the changes, if any, to terms of service agreements? I remember a while back, you guys talked about reconsidering some of the terms, that you had new competition enter the market back towards more competitive levels. Has that changed anywhere? I didn't want to mention any specific tribes, but why don't we start there?

Clifton Lind, Multimedia Games - President & CEO

Bill, specifically, I'm sorry, I lost you there in the transition. Specifically, the terms of development agreements? Is that what your question is?

William Lerner, Prudential - Analyst

Yes, basically. Has anything changed that's material?

Clifton Lind, Multimedia Games - President & CEO

No, Bill. As we told you, all of our development agreements generally addressed specifically the issue of Class II and Class III gaming, and what the revenue share would be under those two scenarios. Since the majority of the locations where we do business continue to run Class II games in the development agreements, the tribes and Multimedia are continuing to honor the original agreements. When there is a conversion to Class III gaming by those tribes, there will be a migration in the revenue share down toward whatever is the then-prevailing market rate.

We have in a number of other situations, where we had no development agreements and the tribes have already changed to Class III games, we have changed the revenue share consistent with changing from Class II gaming to Class III gaming. But substantially, everything is being honored as was originally agreed to.

William Lerner, Prudential - Analyst

Just a follow-up then on what hold per day might look like. Obviously, we can't calculate it the way we used to be able to, and I mean in Oklahoma in particular. Can you guys give us a sense for what your compacted games look like, your existing Class II installed base, what some of the competitors' units look like, even if it's just directionally with a percentage? Although, an absolute number would be most helpful. Any color there would be great.

Clifton Lind, Multimedia Games - President & CEO

Okay, with rare exceptions, and I'm talking about an extremely small number of machines--fewer than 100--we do not have any of our Class II games in any other facility where there are currently other--I'm sorry, any of our Class III games in any facility where there are other vendors' Class III games running. And so, we just absolutely don't have a comparison of our Class III games against anybody else's Class III games.

Now, we will do some installations, we think, over the next 90 to 120 days, where we will get some meaningful comparisons. But, right now, we don't.

All of our Class III games continue to be in very small locations, where the popularity of those games is growing month by month. And we have a consistent pattern of those games improving the whole hold per day in each of those facilities. But, really, there are no meaningful numbers, because those facilities are so small and they are so far away from metropolitan areas, where there are in fact some Class III games that are doing very well that we just don't have a meaningful comparison.

I think by the next conference call, we will be able to give you some meaningful data on that. But, at this point in time, there's just been so little movement in the market, there's just not anything material or meaningful to report.

William Lerner, Prudential - Analyst

Maybe then, the follow-on question is, where do your yields sit, let's say, relative to where they were when you opened WinStar (multiple speakers)? I mean, can you give us a sense?

Clifton Lind, Multimedia Games - President & CEO

Well first, as you know, we do not currently have any Class III games in WinStar. WinStar has remained a Class II facility. (multiple speakers)

William Lerner, Prudential - Analyst

I mean your Class II installed base, sure.

Clifton Lind, Multimedia Games - President & CEO

As Craig said, we were surprised by the extent of the drop in the revenue per game in Oklahoma in the pre-Christmas season. Since the New Year's Eve holiday, we have seen substantial increases, which have been growing and have been surprisingly large. We feel that there is a fundamental change in the gamers' attitude in Oklahoma, and that we and the other vendors are the recipients of that because we have not changed either our platform or our game offering.

The current revenue from our Class II games is at a level, that although I won't give you the exact number, is very pleasing and we hope is sustainable, subject to fundamental changes in the market. Craig, do you have any other data that you can share with Bill and the other analysts who need to do some modeling?

Craig Nouis, Multimedia Games - CFO

Yes, I mean I don't know that I have a whole lot more to add to Clifton's explanation. Just on a current quarter basis, where we are at now, typically, if you go back into our history, February from a hold per day standpoint is--from a seasonality standpoint is one of our best quarters or best months of the year. That's part of the reason why we're optimistic about hitting our numbers for the current period.

But, it's difficult to get good comparisons--apples-to-apples comparisons on how our games are performing relative to competitors' games and against our other offerings right now, just because of how many moving parts there are. We could speculate on what could be causing it the differences. But it's very difficult to come up with an exact answer.

Clifton Lind, Multimedia Games - President & CEO

Let me say in further answer to your question about the limited number of games played under the compact that we have out there, in all cases, they are performing meaningfully better than the Class II games in those small locations were. But, we just don't have the head-to-head competitor test that we're eager to have and expect to have within the next 90 days.

William Lerner, Prudential - Analyst

That's fair. Last one from me, just we haven't talked about this one in a while. But what, if any, is the update on TILG in California? Last we talked about it, it was--if it makes sense--an amicable legal challenge, basically.
But, where do we sit right now?

Clifton Lind, Multimedia Games - President & CEO

We have no backlog for reinstalling C-TILG at this time, although there are inquiries as to whether or not we would be interested in doing so. Right now, we, of course, are focusing on the Class II gaming segment in California, which is as scattered as the views are on whether C-TILG will ever be back into the state. We certainly felt that it was a legal system where we put it in, and we had two tribal governments who also felt that way at the time we put it in. They chose for their own reasons not to continue to run that game. I think that they are constantly doing the good job for their tribal members that they should in reviewing all of their options. Certainly, we have kept the system current, but have no meaningful discussions and zero backlog for that system.

Operator

At this time, I'd like to turn the conference back over to Mr. Lind for any additional or closing remarks.

Clifton Lind, Multimedia Games - President & CEO

Thank you, Operator. Thanks to everyone for being on the call and for your continued interest in Multimedia Games. Our technology, sales, marketing and other teams have succeeded in leveraging the value of our technology and positioning the Company to prosper in FY '06. We believe the reported new placements in Alabama, Iowa, Minnesota and the potential gains in the existing Alabama charity and Oklahoma operations and the benefit of a larger installed base in New York will bode well for our ability to deliver improving operating results.

We look forward to reporting to you in April on initial results from the new installations and further progress in diversifying our revenue base. Thank you again for joining us.

Operator

That does conclude today's conference call. Thank you for your participation.